Exhibit 99.1
NEWS RELEASE

Media Contact: Michele Long Phone (610) 251-1000 mmlong@triumphgroup.com	Investor Relations Contact: Mike Pici Phone (610) 251-1000 mpici@triumphgroup.com

TRIUMPH GROUP ANNOUNCES PRICING OF $525 MILLION OF 6.25% SENIOR SECURED NOTES DUE 2024

BERWYN, Pa.---September 9, 2019 -- Triumph Group, Inc. (“Triumph”) (NYSE:TGI) today announced the pricing of its previously announced offering of $525 million in aggregate principal amount of senior secured notes due 2024 (the “Notes”). The Notes will have an interest rate of 6.25% per annum and are being issued at a price equal to 100% of their face value. The Notes will be issued by Triumph and guaranteed on a full, senior, joint and several basis by each of Triumph’s domestic restricted subsidiaries that is a borrower under Triumph’s credit facility or that guarantees any debt of Triumph or any of its domestic restricted subsidiaries under its credit facility, and in the future by any of Triumph’s domestic restricted subsidiaries that are borrowers under any credit facility or that guarantee any debt of Triumph or any of its domestic restricted subsidiaries incurred under any credit facility. The Notes and the guarantees will be secured, subject to permitted liens, by second-priority liens on all of the assets of Triumph and its subsidiary guarantors that secure all of the indebtedness under Triumph’s credit facility and certain hedging and cash management obligations.
Triumph intends to use the net proceeds of the offering to redeem its 4.875% Senior Notes due 2021, repay amounts outstanding under its credit facility and pay fees and expenses. The offering is expected to close on September 23, 2019, subject to customary conditions to closing.
The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.
Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the

Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019.
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